EXHIBIT 99.2

FOR IMMEDIATE RELEASE                                    FOR MORE INFORMATION CONTACT:
05/26/06                                     Investors:      Mary Kay Shaw, 630/623-7559
                                    Media:           Anna Rozenich, 630/623-7316

SHEILA PENROSE ELECTED TO McDONALD’S BOARD OF DIRECTORS

OAK BROOK, IL - McDonald’s Corporation today announced the election of Sheila Penrose, President of The Penrose Group and Chairman of the Board of Jones Lang LaSalle Incorporated, to McDonald’s Board of Directors.

Ms. Penrose was elected yesterday during the company’s Annual Shareholders’ Meeting.

Commenting on Ms. Penrose’s election, Andrew J. McKenna, Chairman of McDonald’s Board of Directors said, “I am delighted that McDonald’s shareholders have elected Sheila Penrose to the Board. She is a well-respected business leader with great international experience and financial expertise.  Her addition will further contribute strategic thinking to McDonald’s Board.”

Ms. Penrose is the President of The Penrose Group, a provider of strategic advisory services on financial and organizational strategies. She is also the non-executive Chairman of the Board of Jones Lang LaSalle Incorporated, a real estate services and money management firm, since her election to that post in January 2005. She has served on Jones Lang LaSalle’s Board since 2002.

Ms. Penrose also serves as Executive Advisor to the Boston Consulting Group. She is also a director at eFunds Corporation, a provider of integrated information and payment solutions, and Datacard Group, a supplier of systems for card programs and identity solutions.

Prior to this, Ms. Penrose served as President of Corporate and Institutional Services, and as a member of the Management Committee, at the Northern Trust Corporation, a bank holding company and a global provider of personal and institutional financial services. In 2000, she retired from the Northern Trust after 23 years of service.

Ms. Penrose, 60, received a Bachelor’s degree from the University of Birmingham in England and a Master’s degree from the London School of Economics. She also attended the Executive Program of the Stanford Graduate School of Business.

McDonald’s is the leading foodservice retailer with more than 31,000 local restaurants serving quality food to nearly 50 million customers in more than 100 countries each day. Approximately 70 percent of McDonald’s restaurants worldwide are owned and operated by independent, local men and women.

# # #